October 1, 2003

Securities and Exchange Commission

450 – Fifth Street – N.W.

Washington, DC  20549

Ladies and Gentlemen:

This letter authorizes the following representatives of The Clorox Company,

acting singly, to execute and file with you on my behalf all future Forms 3,

4 and 5 respecting my holdings of equity securities of The Clorox Company:

Peter D. Bewley, Senior Vice President-General Counsel

Patrick M. Meehan, Assistant General Counsel

Robin A. Stoner, Senior Paralegal II

Thomas W. Huckaby, Assistant Secretary

Very truly yours,

/s/ Thomas D. Johnson

Thomas D. Johnson, Vice President-Controller